                                                                                                                                                                     UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

                        Blonder Tongue Laboratories, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   093698 10 8
                                 (CUSIP Number)

                                November 29, 2004
             (Date of Event Which Required Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X ] Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person’s initial filing on this form with respect to the subject class of securities, and
for  any  subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (“Act”) or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

CUSIP NO. – 093698 10 8

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  James H. Williams

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)      /_/
         (b)      /_/
         N/A

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5    SOLE VOTING POWER

     1,525,654  shares of Common Stock  (includes  52,173 shares of Common Stock which are  subject  to an option  granted by James H.  Williams  to another person)

6    SHARED VOTING POWER

     N/A

7    SOLE  DISPOSITIVE  POWER

     1,525,654  shares of Common Stock  (includes  52,173 shares of Common Stock which are  subject  to an option  granted by James H.  Williams  to another person)

8    SHARED DISPOSITIVE POWER

     N/A

9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING  PERSON

     1,525,654  shares of Common Stock  (includes  52,173 shares of Common Stock which are  subject  to an option  granted by James H.  Williams  to another person)

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/

     N/A

                                       2

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     19.0%

12       TYPE OF REPORTING PERSON

                  IN

                                       3

Item 1.

     (a) Name of Issuer: Blonder Tongue Laboratories, Inc.

     (b) Address of Issuer’s  Principal  Executive Office:  One Jake Brown Road,
Old Bridge, New Jersey 08857.

Item 2.

     (a) Name of Person Filing: James H. Williams

     (b)  Address  of  Principal  Business  Office or, if none,  Residence:  c/o
Blonder Tongue  Laboratories,  Inc., One Jake Brown Road, Old Bridge, New Jersey
08857.

     (c) Citizenship: United States of America

     (d) Title of Class of Securities: Common Stock

     (e) CUSIP number: 093698 10 8

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer  registered under section 15 of the Act (15 U.S.C.
78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ]  Insurance  company as defined in section  3(a)(19)  of the Act (15
U.S.C. 78c).

     (d) [ ] Investment  company  registered  under section 8 of the  Investment
Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [  ]  An  investment  adviser  in  accordance  with  §   240.13d-
1(b)(1)(ii)(E);

     (f) [ ] An employee  benefit  plan or  endowment  fund in  accordance  with
§ 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent  holding  company or  control  person in  accordance  with
§ 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings  association  as defined in Section  3(b) of the  Federal
Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment  Company Act of 1940 (15 U.S.C.
80a-3);

     (j) [ ] Group, in accordance with § 240.13d-1(b)(1)(ii)(J);

Item 4. Ownership

     See item nos. 5 through 11 on the second part of the cover sheet.

Item 5. Ownership of Five Percent or Less of a Class

     N/A

                                       4

Item 6. Ownership of More than Five Percent on Behalf of Another Person

     N/A

Item 7.  Identification  and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

     N/A

Item 8. Identification and Classification of Members of the Group

     N/A

Item 9. Notice of Dissolution of Group

     N/A

Item 10. Certification

     N/A

                                       5

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

                                               February 14, 2005
                                                       Date

                                               /s/ James H. Williams
                                                     Signature

                                                James H. Williams
                                                       Name